Exhibit 99.2

NovaDel Pharma to Present at Cowen and Company
27th Annual Health Care Conference
Presentation to be webcast on Thursday, March 15, 2007

Flemington, NJ – March 8, 2007 – NovaDel Pharma Inc. (AMEX: NVD), a specialty pharmaceutical company developing oral spray formulations of a broad range of marketed treatments, today announced that Dr. Jan Egberts, NovaDel’s President and Chief Executive Officer, is scheduled to provide a corporate update at the upcoming Cowen and Company 27th Annual Health Care Conference to be held in Boston, MA. Details regarding NovaDel’s presentation at this event are as follows:

Where:	Cowen and Company 27th Annual Health Care Conference
The Boston Marriott Copley Place
110 Huntington Avenue, Boston, MA 02116

When:	Thursday, March 15, 2007
10:15 A.M. ET

Event Details:	www.cowen.com

Interested parties are invited to access a webcast of the presentation by linking to www.novadel.com at least 15 minutes prior to the presentation start time or to attend the event by contacting a Cowen and Company representative.

ABOUT NOVADEL PHARMA INC.

NovaDel Pharma Inc. is a specialty pharmaceutical company developing oral spray formulations of a broad range of marketed treatments. The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) more rapid delivery of drugs to the bloodstream allowing for quicker onset of therapeutic effects compared to conventional oral dosage forms; (ii) increased bioavailability of a drug by avoiding metabolism by the liver; (iii) improved drug safety profile by reducing the required dosage, including possible reduction of side effects; (iv) improved dosage reliability; (v) allowing medication to be taken without water; (vi) avoiding the need to swallow as is the case with many medications; and (vii) improved patient convenience and compliance. The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit www.novadel.com.

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Exhibit 99.2

FORWARD-LOOKING STATEMENTS:

Except for historical information contained herein, this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products. The filing of an NDA with the FDA is an important step in the approval process in the United States. Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

CONTACTS:
Susan Griffin	Chris Erdman
908/782 – 3431 ext. 2423	508/647 – 0209 ext. 14
Director, Investor Relations	IR Support
NovaDel Pharma Inc.	MacDougall Biomedical Communications
sgriffin@novadel.com	cerdman@macbiocom.com